Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 24, 2013.

The Goldman Sachs Group, Inc. $ Variable Coupon Basket-Linked Notes due

The notes will not pay a fixed coupon and may pay only a minimum coupon on a coupon payment date.  On each annual coupon payment date, you will be paid a coupon based on the basket return, subject to a minimum coupon rate of 2.00%.  The basket is equally weighted and is comprised of 10 U.S. common stocks. The basket return is calculated based on the arithmetic average of the stock returns of each stock in the basket during the period from the trade date (expected to be September 26, 2013) to and including each coupon determination date (expected to be September 25th of each year, commencing on September 25, 2014 and ending September 25, 2020).  If the stock performance of a basket stock is zero or positive, its stock return will be the maximum stock return, which is expected to be between 7.00% and 7.50%.  If the stock performance of a basket stock is negative, its stock return will be the actual percentage decrease in the value of such stock, subject to a minimum stock return of -20.00%.  On the stated maturity date (expected to be September 30, 2020), you will also receive, in addition to the coupon then due, an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

The basket is comprised of common stocks of the following 10 companies, and is equally weighted: Apple Inc., AbbVie Inc., Amgen Inc., Cisco Systems, Inc., McDonald’s Corporation, Microsoft Corporation, Philip Morris International Inc., UnitedHealth Group Incorporated, Verizon Communications Inc. and Wal-Mart Stores, Inc. The basket was selected on September 20, 2013 from the constituents of the S&P 500® Index, utilizing the following criteria: market capitalization, price-to-earnings ratio, dividend yield, industry diversification and price correlations for each stock.  For a detailed description of the methodology used in selecting the basket, see “The Basket – Selection” on page S-31.

The maximum stock return limits any annual coupon you may receive to between $70.00 and $75.00 for each $1,000 face amount of your notes.  You will only receive that maximum coupon if the values of all of the basket stocks on the corresponding coupon determination date are greater than or equal to 100.00% of the values of such stocks on the trade date.  Because the maximum stock return is applied on a stock-by-stock basis, you will receive less than the maximum coupon if any one stock return is less than the maximum stock return.  Due to the minimum and maximum stock returns, the basket return may be less than the average stock performance of the basket stocks.  Because the basket return is measured against the value of each basket stock on the trade date, and not the prior coupon determination date, the basket return may be less than the performance of the basket stocks between coupon determination dates.  If the arithmetic average of the stock returns on any coupon determination date is equal to or less than 2.00%, you will receive a coupon on the corresponding coupon payment date equal to $20.00 for each $1,000 face amount of your notes.

Your coupon payment for each $1,000 face amount of your notes will be determined as follows: the greater of (1) the product of the basket return times $1,000; and (2) $20.00 (the minimum coupon).

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-9.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $     per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.    The amount of the excess will decline on a straight line basis over the period from the trade date through                       .

On August 22, 2013, Moody’s Investors Service (“Moody’s”) announced that it had placed the senior and subordinated debt ratings of the holding companies of the largest U.S. banks under review as it considers reducing its government (or systemic) support assumptions to reflect the impact of U.S. bank resolution policies.  Four of these holding companies, including The Goldman Sachs Group, Inc., are under review for a credit ratings downgrade by Moody’s.

Original issue date:	expected to be September 30, 2013	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be        % for certain investors; see “Supplemental Plan of Distribution” on page S-44.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.      dated          , 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 19, 2011

•                  Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-19.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket: an equally-weighted basket of 10 basket stocks; see “The Basket” on page S-31

Basket stocks: the 10 common stocks listed under “The Basket” on page S-31; the basket stocks were selected using the selection criteria described under “The Basket – Selection” on page S-31

Basket stock issuer:  the issuer of a basket stock

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences: We intend to treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin LLP that you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.  In addition, any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss except to the extent of any amount attributable to any accrued but unpaid coupon payments on your notes.  Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date (in addition to the final coupon) an amount in cash equal to $1,000

Coupon:  on each coupon payment date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the greater of:

•                              the product of the basket return times $1,000; and

•                              $20.00 (the minimum coupon).

Minimum coupon rate:  2.00%

Coupon payment dates (to be set on the trade date):  expected to be the third business day after each coupon determination date to and including the stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Variable Coupon — Coupon and Coupon Payment Dates” on page S-20

Coupon determination dates (to be set on the trade date):  expected to be September 25th of each year, commencing on September 25, 2014 and ending September 25, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Variable Coupon — Coupon Determination Dates” on page S-21

Regular record dates:  for a coupon due on a coupon payment date, the business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Basket return:  the arithmetic average of the stock returns of each basket stock on the applicable coupon determination date, which will be calculated by adding the stock returns for all basket stocks and dividing the sum by 10

Stock return:  for each of the basket stocks on each coupon determination date:

•                  if the stock performance is greater than or equal to the maximum stock return trigger level, the maximum stock return; or

•                  if the stock performance is less than the maximum stock return trigger level, the greater of (i) the stock performance and (ii) the minimum stock return

Stock performance:  for each of the basket stocks on each coupon determination date, the quotient of (1) the closing price on the applicable coupon determination date minus the initial price divided by (2) the initial price, expressed as a percentage

Initial price (to be set on the trade date):  for each of the basket stocks, expected to be the closing price of the applicable basket stock on the trade date, as set forth on page S-31

Maximum stock return trigger level:  0.00%

Maximum stock return (to be set on the trade date):  expected to be between 7.00% and 7.50%

Minimum stock return:  -20.00%

Primary listing:  for each of the basket stocks, as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Closing price:  as described on page S-27

Trade date:  expected to be September 26, 2013

Original issue date (settlement date) (to be set on the trade date):  expected to be September 30, 2013

Stated maturity date (to be set on the trade date):  expected to be September 30, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20

Business day: as described on page S-27

Trading day: as described on page S-27

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38147QWE2

ISIN no.: US38147QWE24

About the Basket

The basket is equally weighted and is comprised of 10 of the 500 U.S. stocks included in the S&P 500® Index: Apple Inc., AbbVie Inc., Amgen Inc., Cisco Systems, Inc., McDonald’s Corporation, Microsoft Corporation, Philip Morris International Inc., UnitedHealth Group Incorporated, Verizon Communications Inc. and Wal-Mart Stores, Inc.

To select these stocks, we began with a list of the 500 stocks that comprised the S&P 500® Index as of September 20, 2013.  All data used in selecting the basket is as of September 20, 2013.

We first removed all stocks in the S&P 500® Index that did not have a market capitalization on a U.S. exchange of greater than $50 billion.  After this step, 79 stocks remained eligible for selection.

With respect to the 79 remaining eligible stocks, we then removed all stocks that had a trailing 12-month P/E (price-to-earnings) ratio greater than or equal to 20.  After this step, 54 stocks remained eligible for selection.

We then removed from the 54 remaining eligible stocks all stocks which had a dividend yield of 1.00% or less.

After this step, 46 stocks remained eligible for selection.  With respect to the remaining 46 stocks, we then:

•                  performed an analysis of the performance correlation of each of the remaining stocks relative to each of the other remaining stocks using a standard linear correlation formula and the daily closing prices of the remaining stocks for the one-year period ended September 20, 2013;

•                  determined an average performance correlation value for each remaining stock;

•                  ranked the stocks based on their annual average performance correlation; and

•                  examined the Global Industry Classification Standard (GICS®) industry sector assignments of each of the remaining eligible stocks – the 10 GICS® industry sectors are: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities – and retained the three or fewer stocks (if there were fewer than three) in each GICS® industry sector with the lowest average annual performance correlations and removed the other stocks in that industry sector.

After this step, 24 stocks remained eligible for selection.

Finally, we selected from the list of 24 remaining eligible stocks the 10 stocks with the lowest average annual performance correlations, relative to the other 45 stocks against which they were originally analyzed.

If this basket selection methodology had been applied as of a different date, the basket may have contained different stocks from those included in the basket and those stocks may have resulted in higher coupon payments than those you may receive on your notes.

For more information about the basket stocks and their selection, see “The Basket” on page S-31.

HYPOTHETICAL EXAMPLES

The following tables are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing prices of the basket stocks on the applicable coupon determination date could have on the related coupon payment date assuming all other variables remain constant.

The examples below are based on a range of closing prices of the basket stocks that are entirely hypothetical; no one can predict what the prices of basket stocks will be on any day throughout the life of your notes, and, in particular, no one can predict what the closing prices of the basket stocks will be on any coupon determination date.  The basket stocks have been highly volatile in the past — meaning that the prices of the basket stocks have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket stocks and our creditworthiness.   In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Maximum stock return	7.00%

Minimum stock return	-20.00%

Maximum stock return trigger level	0.00%

Minimum coupon rate	2.00%

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled coupon determination dates

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial prices for each basket stock that will serve as the baseline for determining the amount that we will pay on your notes on the coupon payment dates.  We will not do so until the trade date.  As a result, the initial prices may differ substantially from prices of the basket stocks prior to the trade date.

For these reasons, the actual performance of the basket stocks over the life of your notes, particularly on each of the coupon determination dates, may bear little relation to the hypothetical examples shown below or to the historical prices of the basket stocks shown elsewhere in this prospectus supplement.  For information about the historical prices of the basket stocks during recent periods, see “The Basket — Historical Highs, Lows and Closing Prices of the Basket Stocks” on page S-32.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks, and each basket stock’s return is capped at between 7.00% and 7.50% (to be set on the trade date).

The tables below show hypothetical stock performances, hypothetical stock returns and hypothetical basket returns (in each case rounded to the nearest hundredth and expressed as a percentage), as well as the hypothetical coupons that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the closing prices on the applicable coupon determination date were any of the hypothetical prices shown.

In Scenario 1, the hypothetical stock performance of each basket stock is -2.00%.  The hypothetical stock return of each basket stock is -2.00%. The hypothetical basket return is -2.00%.  As a result, the hypothetical coupon in Scenario 1 is $20.00.

In Scenario 2, the hypothetical stock performance of 9 of the basket stocks is positive, ranging from 4.50% to 10.00% and the hypothetical stock performance of the remaining basket stock is -20.00%.  Because of the way the stock return is calculated, including the use of the maximum stock return, the stock return of each basket stock with a stock performance that is greater than or equal to the maximum stock return trigger level will equal the maximum stock return.  The stock return on the basket stock with a hypothetical stock performance that is -20.00% will equal the minimum stock return.  Therefore, even though the hypothetical unmodified basket return would be 3.70%, because of the way the stock return is calculated, including the use of the maximum stock return and the minimum stock return, the hypothetical basket return is 4.30%.  As a result, the hypothetical coupon in Scenario 2 is $43.00.

In Scenario 3, the hypothetical stock performance of 6 of the basket stocks is positive, ranging from 4.50% to 15.00% and the hypothetical stock performance of the remaining basket stocks is negative, ranging from -5.00% to -35.00%.  Because of the way the stock return is calculated, including the use of the maximum stock return, the stock return of each basket stock with a stock performance that is greater than or equal to the maximum stock return trigger level will equal the maximum stock return.  The stock return on the basket stock with a hypothetical stock performance that is less than -20.00% will equal the minimum stock return.  Therefore, even though the hypothetical unmodified basket return would be -0.60%, because of the way the stock return is calculated, including the use of the maximum stock return and the minimum stock return, the hypothetical basket return is -0.30%.  As a result, the hypothetical coupon in Scenario 3 is $20.00.

In Scenario 4, the hypothetical stock performance of each basket stock is positive, ranging from 4.50% to 15.00%.  Because the hypothetical stock performance of each basket stock is greater than the maximum stock return trigger level, the hypothetical stock return of each basket stock is equal to the maximum stock return or 7.00%.  Therefore, even though the hypothetical unmodified basket return would be 9.90%, because of the way the stock return is calculated, including the use of the maximum stock return, the hypothetical basket return is 7.00%.  As a result, the hypothetical coupon in Scenario 4 is $70.00.

In Scenario 5, the hypothetical stock performance of 9 of the basket stocks is positive, ranging from 2.50% to 10.00% and the hypothetical stock performance of the remaining basket stock is -10.00%.  Because of the way the stock return is calculated, including the use the maximum stock return, the stock return of each basket stock with a stock performance that is greater than or equal to the maximum stock return trigger level will equal the maximum stock return.  Therefore, even though the hypothetical unmodified basket return would be 4.75%, because of the way the stock return is calculated, including the use of the maximum stock return and the minimum stock return, the hypothetical basket return is 5.30%.  As a result, the hypothetical coupon in Scenario 5 is $53.00.

In Scenario 6, the hypothetical stock performance of 3 of the basket stocks is positive, ranging from 4.50% to 15.00%, the hypothetical stock performance of the remaining basket stocks is negative, ranging from -5.00% to -20.00%.  Because of the way the stock return is calculated, including the use of the maximum stock return, the stock return of each basket stock with a stock performance that is greater than or equal to the maximum stock return trigger level will equal the maximum stock return.  The stock return on the basket stock with a hypothetical stock performance that is -20.00% will equal the minimum stock return.  Therefore, even though the hypothetical unmodified basket return would be -4.05%, because of the way the stock return is calculated, including the use of the maximum stock return and the minimum stock return, the hypothetical basket return is -4.90%.  As a result, the hypothetical coupon in Scenario 6 is $20.00.

In Scenario 7, the hypothetical stock performance of each basket stock is positive, ranging from 2.50% to 5.00%.  Because the hypothetical stock performance of each basket stock is greater than the maximum stock return trigger level, the hypothetical stock return of each basket stock is equal to the maximum stock return or 7.00%.  Therefore, even though the hypothetical unmodified basket return would be 4.00%, because of the way the stock return is calculated, including the use of the maximum stock return, the hypothetical basket return is 7.00%.  As a result, the hypothetical coupon in Scenario 7 is $70.00.

	Scenario 1		Scenario 2		Scenario 3
	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)
Stock 1	-2.00%	-2.00%	4.50%	7.00%	-5.00%	-5.00%
Stock 2	-2.00%	-2.00%	4.50%	7.00%	10.00%	7.00%
Stock 3	-2.00%	-2.00%	-20.00%	-20.00%	-5.00%	-5.00%
Stock 4	-2.00%	-2.00%	4.50%	7.00%	4.50%	7.00%
Stock 5	-2.00%	-2.00%	4.50%	7.00%	10.00%	7.00%
Stock 6	-2.00%	-2.00%	10.00%	7.00%	4.50%	7.00%
Stock 7	-2.00%	-2.00%	10.00%	7.00%	10.00%	7.00%
Stock 8	-2.00%	-2.00%	4.50%	7.00%	-15.00%	-15.00%
Stock 9	-2.00%	-2.00%	10.00%	7.00%	15.00%	7.00%
Stock 10	-2.00%	-2.00%	4.50%	7.00%	-35.00%	-20.00%
Hypothetical Unmodified Basket Return	-2.00%		3.70%		-0.60%
Hypothetical Basket Return	-2.00%		4.30%		-0.30%
Hypothetical Coupon	$20.00		$43.00		$20.00

	Scenario 4		Scenario 5		Scenario 6
	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)
Stock 1	4.50%	7.00%	2.50%	7.00%	-15.00%	-15.00%
Stock 2	10.00%	7.00%	2.50%	7.00%	-20.00%	-20.00%
Stock 3	15.00%	7.00%	10.00%	7.00%	4.50%	7.00%
Stock 4	10.00%	7.00%	2.50%	7.00%	10.00%	7.00%
Stock 5	15.00%	7.00%	2.50%	7.00%	-5.00%	-5.00%
Stock 6	4.50%	7.00%	-10.00%	-10.00%	-5.00%	-5.00%
Stock 7	10.00%	7.00%	10.00%	7.00%	-15.00%	-15.00%
Stock 8	5.00%	7.00%	7.50%	7.00%	15.00%	7.00%
Stock 9	10.00%	7.00%	10.00%	7.00%	-5.00%	-5.00%
Stock 10	15.00%	7.00%	10.00%	7.00%	-5.00%	-5.00%
Hypothetical Unmodified Basket Return	9.90%		4.75%		-4.05%
Hypothetical Basket Return	7.00%		5.30%		-4.90%
Hypothetical Coupon	$70.00		$53.00		$20.00

	Scenario 7
	Stock Performance	Stock Return (Subject to Maximum and Minimum Stock Return)
Stock 1	5.00%	7.00%
Stock 2	2.50%	7.00%
Stock 3	2.50%	7.00%
Stock 4	5.00%	7.00%
Stock 5	2.50%	7.00%
Stock 6	5.00%	7.00%
Stock 7	5.00%	7.00%
Stock 8	5.00%	7.00%
Stock 9	2.50%	7.00%
Stock 10	5.00%	7.00%
Hypothetical Unmodified Basket Return	4.00%
Hypothetical Basket Return	7.00%
Hypothetical Coupon	$70.00

The hypothetical coupons shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on any coupon determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical coupons shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical coupons on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing prices of the basket stocks or the market value of your notes on any particular day, nor can we predict the relationship between the prices of the basket stocks and the market value of your notes at any time prior to the stated maturity date.  The actual amount that a holder of the notes will receive on any coupon payment date and the rate of return on the notes will depend on the actual initial price for each basket stock that we will set on the trade date and the actual closing prices for each basket stock on each coupon determination date determined by the calculation agent as described above, including the impact of the minimum stock return and the maximum stock return that we will set on the trade date.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on any coupon payment date and the stated maturity date may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the common stocks comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket stocks, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Prices of the Basket Stocks at Any Time Other Than the Coupon Determination Dates

Each coupon will be based on the closing prices of the basket stocks on the applicable coupon determination date, relative to the initial prices of the basket stocks.  Therefore, if the closing prices of the basket stocks dropped below the initial prices on the applicable coupon determination date, the coupon for your notes will be less than it would have been had the coupon been linked to the closing prices of the basket stocks prior to such drop in the closing prices of the basket stocks.  Additionally, the coupon for your notes may be less than it would have been had the performance of each basket stock been measured based on prices other than the initial price compared to the closing price on the applicable coupon determination date.  For example, an increase from one coupon determination date to the next coupon determination date has no bearing on the coupon payment.  Although the actual closing prices of the basket stocks on a coupon payment date or at other times during the life of your notes may be higher than the closing prices on the applicable coupon determination date, you will not benefit from the closing prices of the basket stocks at any time other than on the applicable coupon determination date.

You May Receive Only the Minimum Coupon on Each Coupon Payment Date

If the basket return is equal to or less than the minimum coupon rate of 2.00% on a coupon determination date, you will receive a coupon equal to 2.00% of the face amount of your notes, or $20.00 for each $1,000 face amount of your notes, on the corresponding coupon payment date.  If this occurs, the overall return you earn on your notes may be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

A Decrease in the Price of One Basket Stock May Offset Increases in the Other Basket Stocks on Each Coupon Determination Date

The coupon is based upon the arithmetic average of the stock returns of the 10 basket stocks; thus, declines in the price of one basket stock may offset changes in the prices of the other basket stocks that are positive or are declines of no more than the maximum stock return trigger level.  While the stock return of each basket stock with a stock performance that is greater than or equal to the maximum stock return trigger level will be limited to the maximum stock return, each negative stock return of less than the maximum stock return trigger level is limited to the minimum stock return.  Although the minimum stock return limits the extent to which the negative stock return of one stock in the basket can offset changes in the stock return of another basket stock that are positive, the minimum stock return results in a larger exposure to a basket stock’s negative performance as compared to the smaller exposure to the basket stocks’ positive performance.  This is because the maximum stock return on each basket stock means that an increase in the price of a basket stock in excess of the maximum stock return will have no effect in offsetting a decrease of more than the maximum stock return trigger level in the price of another basket stock.  As a result, the basket return could be less than the minimum coupon rate, even if relatively few of the basket stocks experience a decrease in their closing prices.  As a result, the coupon may be limited to the minimum coupon rate, which will have the effect of reducing the amount payable on your notes.

The Potential for Coupon Payments on Your Notes Will Be Limited

The notes will not pay a fixed coupon and may pay only a minimum coupon on a coupon payment date.  Your ability to participate in any increase in the value of the basket stocks over the life of your notes will be limited because of the maximum stock return.  As a result, the maximum payment that you could receive on any coupon payment date with respect to a $1,000 face amount note is effectively limited, no matter how much the prices of the basket stocks may rise beyond the initial prices over the life of your notes.  Also, there is a minimum stock return of -20.00%, while the maximum stock return is between 7.00% and 7.50% (to be set on the trade date).  As a result, if one basket stock decreases to or below the minimum stock return, three basket stocks would have to have a stock performance of 0.00% or greater (which would result in a maximum stock return for those basket stocks) to offset the negative stock return of such negative stock.  In addition, the maximum stock return on each basket stock means that an increase in the value of a basket stock in excess of the maximum stock return will have no effect in offsetting a decrease in the value of another basket stock.  Accordingly, each coupon may be significantly less than it would have been had you invested directly in the basket stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                              the volatility – i.e., the frequency and magnitude of changes – in the prices of the basket stocks;

•                              the initial prices of the basket stocks;

•                              the dividend rates of the basket stocks;

•                              economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the basket stocks;

•                              other interest rate and yield rates in the market;

•                              the time remaining until your notes mature; and

•                              our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the basket stocks based on their historical performance. The actual performance of the basket stocks over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical prices of the basket stocks or to the hypothetical examples shown elsewhere in this prospectus supplement.

The Method of Selecting the Basket Stocks May Not Result in Coupon Payments Greater Than the Minimum Coupon

The basket is comprised of 10 stocks selected from among the 500 stocks that comprise the S&P 500® Index using the selection criteria described under “The Basket – Selection” on page S-31 below.  The criteria include minimum market capitalization, trailing 12-month price-to-earnings ratios, dividend yield, industry diversification and relatively low performance correlation with other stocks considered for inclusion as further described below.  There may not be any relationship between these factors and the future prices of the basket stocks.  There can be no assurance that the methodology used to select the basket stocks will result in a basket return greater than the minimum coupon rate on any coupon determination date.  In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process.  If the basket return is not greater than the minimum coupon rate on any coupon determination date, you will receive only a minimum coupon on the corresponding coupon payment date.  A stock basket selected using different criteria may result in your receiving higher coupon payments than those you may receive on the notes.

The Basket Is Static and Was Selected Using Data as of September 20, 2013, not as of the Trade Date

The basket stocks were selected from among the 500 stocks that comprise the S&P 500® Index using closing prices and certain financial metrics for those stocks as of, and during the one year period ending on, September 20, 2013 (as described under “The Basket – Selection” on page S-31 below).  If the basket stocks had been selected using data on a different date or for a different period, the basket may have contained different stocks from those included in the basket, and those stocks may have resulted in higher coupon payments than those you may receive on your notes.  The basket also is static, meaning that the constituents of the basket will not change even if the selection criteria are no longer applicable, for example, if the market capitalization of a basket stock decreases or price-to-earnings ratio of a basket stock increases above the applicable limit set by the selection criteria.  In addition, because the basket was selected using data as of, and for the one year period ending on, September 20, 2013, the closing prices and other financial metrics used in the selection have not been updated as of the trade date.  A stock that was ineligible for selection at the time the basket was selected may now be eligible depending on current closing prices and other financial metrics for that stock, and a basket stock may now be ineligible if the selection analysis was calculated as of the date of this prospectus supplement.  As a result, there can be no assurance that the basket will perform as well as one selected using data as of the trade date or one selected using a different period.

The Basket and the Index From Which the Basket Stocks are Selected are Different and the Performance of the Basket Will Diverge From the Performance of the Index

The stocks that comprise the basket were chosen using a methodology (as described under “The Basket” on page S-31 below) to select 10 stocks from among the 500 stocks that comprise the S&P 500® Index.  The basket will hold only a small number of the equity securities included in the index and the weightings of the stocks that comprise the basket will be different from the weightings of the stocks in the index.  Therefore, the performance of the basket likely will not track the performance of the index, and consequently, the return on the notes will not be the same as investing directly in an index fund or in the index or in the stocks underlying the index, and will not be the same as investing in a note with coupon payments linked to the performance of the index.  It is possible that the coupon payments you receive on your notes may be less than the coupon payments you would have received if your notes were linked to the index.  Among other reasons, the maximum stock return and minimum stock return are not factors in calculating the performance of the index.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks

Your notes are linked to the 10 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you will receive only the minimum coupon on your notes.

Each basket stock issuer files reports describing its business and the risks it faces with the Securities and Exchange Commission, and these reports can be accessed by the public at www.sec.gov.  You should familiarize yourself with the business and market risks faced by the basket stock issuers and consider those risks, along with the risks described here in considering whether to purchase the notes.

If the Prices of the Basket Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket stocks.  Changes in the prices of the basket stocks may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

There is No Affiliation between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure by Any of the Basket Stock Issuers

Goldman Sachs is not affiliated with the basket stock issuers.  As we have specified above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-31 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket or the basket stocks.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

Past Basket Stock Performance is No Guide to Future Performance

The actual performance of the basket stocks over the life of the notes, as well as the amount payable on any coupon payment date, may bear little relation to the historical closing prices of the basket stocks or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket stocks.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the closing prices on each coupon determination date for stock splits, reverse stock splits, stock dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes— Anti-Dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks.  For example, the calculation agent will not adjust any closing price for events such as an offering of a basket stock for cash by a basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of a basket stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Reorganization Events” below.  Those events or other actions by a basket stock issuer or a third party may nevertheless adversely affect the market prices of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such basket stocks.  Your notes will be paid in cash, and you will have no right to receive delivery of any such basket stocks.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive, If Any, on Each Coupon Payment Date

As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding the coupon payable on a coupon payment date; the closing prices of the basket stocks; the stock returns; the basket return; market disruption events; the coupon determination dates; the stated maturity date; business days; trading days; and any other determination as applicable or specified herein.  The exercise of this discretion by the calculation agent could adversely affect the value of your notes.  We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

The Calculation Agent Can Postpone Any Coupon Determination Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on a day that would otherwise be a coupon determination date, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the applicable coupon determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Payment of Coupon — Coupon Determination Dates” on page S-21.  If any coupon determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the applicable coupon determination date. Because each coupon payment date (other than the final coupon payment date) will be a specified number of business day following the applicable coupon determination date, if a coupon determination date is postponed or a non-business day occurs between a coupon determination date and the applicable coupon payment date, the applicable coupon payment date may be later than originally expected.

If the final coupon determination date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Payment of Variable Coupon — Stated Maturity Date” on page S-20.  In such a case, you may not receive the final coupon and the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the closing price of a basket stock is not available on any coupon determination date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the closing prices for such basket stock, based on its assessment, made in its sole discretion, of the closing price of such basket stocks, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Treatment of Your Notes is Uncertain. However, it Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer intends to so treat the notes. Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                 the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified on the “Key Terms” on page S-2 and as described under “The Basket” on page S-31. When we refer to the basket stocks as of any time, we mean the 10 common stocks that constitute the basket listed and selected as described in “The Basket” on page S-31, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-21.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of your notes outstanding on the stated maturity date will be an amount in cash equal to the $1,000 face amount of your notes.

Payment of Variable Coupon

On each coupon payment date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the greater of:

•                  the product of the basket return times $1,000; and

•                  $20.00 (the minimum coupon).

The basket return is the arithmetic average of the stock returns of the basket stocks for such coupon payment date, which will be calculated by adding the stock returns for all basket stocks and dividing the sum by 10.  The stock return of each basket stock on each coupon determination date is calculated by first determining the stock performance of the applicable basket stock on such date.  The stock performance of each basket stock is calculated by subtracting the initial price from the closing price on the applicable coupon determination date and dividing the result by the initial price, with the quotient expressed as a percentage.  If the stock performance for a basket stock is greater than or equal to the maximum stock return trigger level of 0.00%, the stock return for such basket stock will equal the maximum stock return of between 7.00% and 7.50% (to be set on the trade date).  If the stock performance for a basket stock is less than the maximum stock return trigger level of 0.00%, the stock return for such basket stock will equal the greater of (i) the stock performance for such basket stock and (ii) the minimum stock return of -20.00%.

The initial prices will be set on the trade date and are expected to be the closing prices of the basket stocks on the trade date.  The calculation agent will determine the closing prices for each coupon payment date, which for each basket stock will be the closing price of such basket stock on the exchange on which it has its primary listing on the applicable coupon determination date, subject to any anti-dilution adjustments.

The calculation agent will have discretion to adjust the closing prices of the basket stocks on the applicable coupon determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be September 30, 2020, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the last coupon determination date is postponed as described under “— Coupon Determination Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled date for such coupon determination date to and including the postponed coupon determination date.

Coupon and Coupon Payment Dates

The coupons will be calculated and paid as described in this prospectus supplement.

The coupons on the offered notes will be paid on the coupon payment dates (to be set on the trade date and are expected to be the third business day after each coupon determination date to and including the stated maturity date, subject to adjustment as described under “— Coupon Determination Dates” below).

Coupon Determination Dates

The coupon determination dates will be set on the trade date and are expected to be September 25th of each year, commencing on September 25, 2014 and ending on September 25, 2020, unless the calculation agent determines that a market disruption event with respect to any basket stock occurs or is continuing on any such day or that any such day is not otherwise a trading day with respect to any basket stock.  In that event, the applicable coupon determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to any basket stock.  In no event, however, will the applicable coupon determination date be postponed to a date after the applicable originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, or in the case of the coupon determination date occurring in 2020, to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If any coupon determination date is postponed to the last possible day for that period, but a market disruption event with respect to any basket stock occurs or is continuing on that day with respect to any basket stock or that day is not a trading day with respect to any basket stock, that day will nevertheless be the applicable coupon determination date.

 Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the applicable originally scheduled coupon determination date or such day is not a trading day, the calculation agent will calculate the basket return by using:

•                  for each basket stock that did not suffer a market disruption event or non-trading day on the applicable originally scheduled coupon determination date, the closing price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, as determined by the calculation agent in its sole discretion as of the originally scheduled coupon determination date; and

•                  for each basket stock that did suffer a market disruption event or non-trading day on the applicable originally scheduled coupon determination date, the closing price of such basket stock on the first trading day following the originally scheduled coupon determination date on which no market disruption event exists for such basket stock or, if there is no such trading day prior to the last possible coupon determination date for that coupon determination period, on the postponed coupon determination date described under “— Coupon Determination Dates” above.

If such market disruption continues through the last possible coupon determination date for that coupon determination period (or such date is not a trading day for such basket stock) and if the calculation agent determines that any closing price that must be used to determine the basket return was not available on any day from the originally scheduled coupon determination date through the last possible coupon determination date for that coupon determination period because of the market disruption event or for any other reason, then the calculation agent will determine the basket return for that coupon determination period based on its assessment, made in its sole discretion, of the return of the basket or any relevant closing price on such last possible coupon determination date.  For the avoidance of doubt, once the closing price for one or more basket stocks is determined for a coupon determination date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the basket return as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the closing prices of each basket stock on each coupon determination date, such as an issuer tender or exchange offer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing prices of each basket stock on any coupon determination date.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the closing price for such basket stock is to be determined on the applicable coupon determination date.  For example, if no adjustment is required, the reference amount will be one share of the basket stock.  In that case, the closing price for such basket stock will be the closing price of one share of the basket stock on the applicable coupon determination date.  We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the closing price for such basket stock would be the closing price, on the applicable coupon determination date, of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below— these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount will be adjusted to be as follows, assuming there has been no prior anti-dilution adjustment:  the amount of each type of property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding.  In that event, the closing price for such basket stock will be the value, on the applicable coupon determination date, of the adjusted reference amount.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the closing price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the applicable coupon determination date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the closing price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the applicable coupon determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•                  Step Three.  Having determined the closing price for such basket stock in step two, the calculation agent will use this price to calculate the stock return for such basket stock and the basket return.

If more than one event requiring adjustment of the closing price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the applicable coupon determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the closing price that would apply without the adjustment.  The closing price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted.  Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of such basket stock times (2) the prior reference amount.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the applicable coupon determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the applicable coupon determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock dividend.

If a basket stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable coupon determination date.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•                  stock dividends described above,

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and

•                  extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable coupon determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the closing price for such basket stock only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The reference amount — and thus the closing price on the applicable coupon determination date for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the applicable coupon determination date.

Reorganization Events

Each of the following is a reorganization event:

•                  a basket stock is reclassified or changed,

•                  a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•                  the basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•                  a basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, a basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property, if any, distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event.  We define the term “distribution property” below.  For purposes of the three step adjustment process described under “— Anti-Dilution Adjustments — How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the applicable coupon determination date will be deemed to be the closing price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the closing price for such basket stock as described in step three.

The calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a listed security, the calculation agent will use the closing price for the security on the applicable coupon determination date.  The calculation agent may value, on the applicable coupon determination date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of a basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value.  As described under “— Anti-Dilution Adjustments — How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if a basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment.  The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Reorganization Events” as if the common shares of the surviving company were the basket stock.  In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.  Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the applicable coupon determination date.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets, if any, distributed in a reorganization event in respect of one outstanding share of the basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which the basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property, if any, distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to the basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.  Similarly, when we refer to the basket stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the closing prices of the basket stocks; the stock returns; the basket return; market disruption events; the stated maturity date; the coupon determination dates; the coupon payment dates; business days; trading days; the coupons and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the exchange on which such basket stock has its primary listing is open for trading.

Closing Price

The closing price for any security on any day will equal the official closing sale price or last reported official sale price, regular way, for the security, on a per-share or other unit basis:

•                  on the national securities exchange on which that security has its primary listing for trading on that day, or

•                  if that security is not listed on any national securities exchange on that day, on any other U.S. national market system on which that security has its primary listing for trading.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

•                  a suspension, absence or material limitation of trading in the basket stock on the exchange on which it has its primary listing for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the basket stock, in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the basket stock does not trade on the exchange on which it has its primary listing, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

For this purpose, an “absence of trading” on the exchange on which a basket stock has its primary listing, or on which option or futures contracts relating to the basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to the basket stock, if available, in the primary market for those contracts, or on the exchange on which that basket stock has its primary listing by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

In this subsection about market disruption events, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,

•                  may take or dispose of positions in the securities of the basket stock issuers themselves,

•                  may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE BASKET

The basket is comprised of 10 of the 500 United States stocks included in the S&P 500® Index.  Each basket stock will be equally weighted on the trade date.  Each basket stock has a primary or dual listing on an exchange in the United States.  Trading and price information about the basket stocks has been derived from Bloomberg Financial Services without independent verification.

Composition

The following lists the basket stocks, their corresponding initial prices and their GICS® industry sector.  The initial prices will not be determined until the trade date.  Each of the basket stock issuers faces its own business risks and other competitive factors.  All of those factors may affect the basket return, and, consequently, the coupon payable on your notes on each coupon payment date.

Bloomberg Ticker	Corporation and Domicile	GICS® Industry Sector	Listing	Initial Stock Price (USD)
AAPL UW	Apple Inc. (USA)	Information Technology	NASDAQ
ABBV UN	AbbVie Inc. (USA)	Health Care	NYSE
AMGN UW	Amgen Inc. (USA)	Health Care	NASDAQ
CSCO UW	Cisco Systems, Inc. (USA)	Information Technology	NASDAQ
MCD UN	McDonald’s Corporation (USA)	Consumer Discretionary	NYSE
MSFT UW	Microsoft Corporation (USA)	Information Technology	NASDAQ
PM UN	Philip Morris International Inc. (USA)	Consumer Staples	NYSE
UNH UN	UnitedHealth Group Incorporated (USA)	Health Care	NYSE
VZ UN	Verizon Communications Inc. (USA)	Telecommunication Services	NYSE
WMT UN	Wal-Mart Stores, Inc. (USA)	Consumer Staples	NYSE

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (Exchange Act) and in accordance therewith files reports and other information with the Securities and Exchange Commission.  Periodic reports, proxy and information statements and other information filed by the basket stock issuers can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.W.  Washington, DC 20549, and the public may obtain information on the public reference room from the Commission by calling 1-800-SEC-0330, and such reports and filings are available at www.sec.gov.  You should make your own investigation of the basket stocks by reading these reports and filings to understand the risks of each of the basket stocks.

Selection

In selecting the basket stocks, we began with the 500 stocks that comprised the S&P 500® Index as of September 20, 2013.  The index sponsor of the S&P 500® Index intends for it to include a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by the index sponsor, which is Standard & Poor’s Financial Services LLC.

We first removed from the list of 500 stocks all stocks in the S&P 500® Index that did not have a market capitalization on a U.S. exchange of greater than $50 billion as of September 20, 2013.  Market capitalization is calculated as the number of shares times the current market price of that stock.  After this step, 79 stocks remained eligible for selection.

With respect to the remaining 79 stocks, we removed any stock that had a trailing 12-month P/E (price-to-earnings) ratio greater than or equal to 20 as of September 20, 2013.  A 12-month trailing P/E ratio is the ratio of a company’s current share price compared to its per-share earnings over the prior 12-month period.  After this step, 54 stocks remained eligible for selection.

We then removed from the 54 remaining eligible stocks all stocks which had a dividend yield of 1.00% or less. Dividend yield is calculated as aggregate annual dividends paid divided by market capitalization as of September 20, 2013.  After this step, 46 stocks remained eligible for selection.

We then performed an analysis of the performance correlation of each of the 46 remaining stocks relative to each of the other 45 remaining stocks using a standard linear correlation formula and the daily closing prices of the remaining stocks for the period from and including September 20, 2012 through and including September 20, 2013.  The performance correlation of stocks refers to the tendency of the prices of two particular stocks to move in alignment, both in terms of the direction of their price movements and the magnitude of their price movements, over a defined period of time.  We then determined an average performance correlation value for each remaining stock by taking the sum of each of its performance correlation values with respect to each of the other remaining stocks and dividing by the total number of remaining stocks.  We then ranked the stocks based on their annual average performance correlation, from lowest to highest.  We then examined the GICS® industry sector assignments of each of the stocks and for each GICS® industry sector represented by more than three stocks we removed from the list of remaining eligible stocks all but three stocks in such GICS® industry sector, retaining the three stocks in each industry sector (if there were more than three) that had the lowest average annual performance correlations.  For each GICS® industry sector represented by three or fewer stocks, we retained these stocks.  After the step of removing all but three stocks in any GICS® industry sector represented by more than three stocks, 24 stocks remained eligible for selection.

The Global Industry Classification Standard (GICS®) was developed by S&P (the index sponsor) and MSCI, an independent provider of global indices and benchmark-related products and services, using criteria they selected or developed for this purpose.  Any index or classification system sponsor may use very different standards from another to determine industry sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one industry sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between stocks that are classified by different index or classification system sponsors may reflect differences in methodology as well as actual differences in the sector designation of that stock.  The 10 GICS® industry sectors are: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities.

We then selected from the remaining 24 eligible stocks the 10 stocks with the lowest average performance correlations relative to the other 45 stocks against which they were originally analyzed.

We have derived all information regarding the S&P 500® Index contained in this prospectus supplement from publicly available information without independent verification.  Additional information concerning the S&P 500® Index may be found at http://www.standardandpoors.com/indicies.  Additional information concerning the GICS® classification system may be found at http://www.msci.com/products/indices/sector/gics/.  We are not incorporating any material on these websites into this prospectus supplement.

Initial Weight for Each Basket Stock

Each basket stock will be equally weighted on the trade date.  The basket will be calculated in U.S. dollars based on the U.S. dollar trading prices of the basket stocks on United States exchanges.

Historical Highs, Lows and Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing prices of the basket stocks during any period shown below is not an indication that the basket return is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the basket stocks as an indication of the future performance of the basket.  We cannot give you any assurance that the future performance of the basket stocks will result in your receiving more than the minimum coupon of $20.00 on any coupon payment date.  Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket stocks.  The actual performance of the basket or the basket stocks over the life of the notes, as well as the payment you receive on each coupon payment date, may bear little relation to the historical prices of the basket stocks shown below.

The tables below, except where otherwise indicated, show the high, low and final closing prices of the basket stocks for each of the four calendar quarters in 2010, 2011 and 2012 and the first three calendar quarters of 2013 (through September 23, 2013).  We obtained the prices listed in the tables below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the basket stock issuers set forth below from their Exchange Act filings without independent verification.

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 0-10030.

Quarterly High, Low and Closing Prices of Apple Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	235.83	192.00	234.93
Quarter ended June 30	274.16	235.86	251.53
Quarter ended September 30	292.46	240.16	283.75
Quarter ended December 31	325.47	278.64	322.56
2011
Quarter ended March 31	363.13	326.72	348.45
Quarter ended June 30	353.10	315.32	335.67
Quarter ended September 30	413.45	343.23	381.18
Quarter ended December 31	422.24	363.50	405.00
2012
Quarter ended March 31	617.62	411.23	599.47
Quarter ended June 30	636.23	530.12	584.00
Quarter ended September 30	702.10	574.88	667.26
Quarter ended December 31	671.74	508.97	533.03
2013
Quarter ended March 31	549.03	420.05	442.63
Quarter ended June 30	463.84	390.50	396.08
Quarter ending September 30 (through September 23, 2013)	507.74	409.22	490.73

* Prices in U.S. dollars as listed on the NASDAQ Stock Market LLC.

AbbVie Inc. is a research-based biopharmaceutical company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-35565.

Quarterly High, Low and Closing Prices of AbbVie Inc. Common Stock*

	High	Low	Close
2012
Quarter ended December 31 (commencing December 10, 2012)	35.35	33.00	34.16
2013
Quarter ended March 31	40.78	33.71	40.78
Quarter ended June 30	47.17	40.57	41.34
Quarter ending September 30 (through September 23, 2013)	47.95	41.61	47.10

* Prices in U.S. dollars as listed on the NYSE.

Amgen Inc. is a biotechnology company that discovers, develops, manufactures and markets medicines for various illnesses. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-12477.

Quarterly High, Low and Closing Prices of Amgen Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	60.12	55.71	59.76
Quarter ended June 30	61.14	50.36	52.60
Quarter ended September 30	56.32	50.93	55.11
Quarter ended December 31	57.96	52.69	54.90
2011
Quarter ended March 31	57.31	50.95	53.45
Quarter ended June 30	61.17	53.08	58.35
Quarter ended September 30	58.30	48.27	54.95
Quarter ended December 31	64.74	53.90	64.21
2012
Quarter ended March 31	69.84	63.76	67.99
Quarter ended June 30	73.04	65.59	73.04
Quarter ended September 30	84.84	73.85	84.32
Quarter ended December 31	90.16	83.99	86.32
2013
Quarter ended March 31	102.51	82.07	102.51
Quarter ended June 30	113.34	94.60	98.66
Quarter ending September 30 (through September 23, 2013)	117.60	95.81	115.05

* Prices in U.S. dollars as listed on the NASDAQ Stock Market LLC.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol based networking and other products related to the communications and information technology industry.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-18225.

Quarterly High, Low and Closing Prices of Cisco Systems, Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	26.65	22.47	26.03
Quarter ended June 30	27.57	21.31	21.31
Quarter ended September 30	24.77	20.05	21.90
Quarter ended December 31	24.51	19.07	20.23
2011
Quarter ended March 31	22.06	17.00	17.15
Quarter ended June 30	18.07	14.85	15.61
Quarter ended September 30	16.67	13.73	15.49
Quarter ended December 31	19.12	15.19	18.08
2012
Quarter ended March 31	21.15	18.66	21.15
Quarter ended June 30	21.20	15.97	17.17
Quarter ended September 30	19.73	15.14	19.09

	High	Low	Close
Quarter ended December 31	20.39	16.82	19.65
2013
Quarter ended March 31	21.94	20.30	20.91
Quarter ended June 30	24.82	20.38	24.31
Quarter ending September 30 (through September 23, 2013)	26.37	23.31	24.27

* Prices in U.S. dollars as listed on the NASDAQ Stock Market LLC.

McDonald’s Corporation franchises and operates McDonald’s restaurants in the global restaurant industry. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-05231.

Quarterly High, Low and Closing Prices of McDonald’s Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	67.35	61.45	66.72
Quarter ended June 30	71.52	65.87	65.87
Quarter ended September 30	76.08	66.11	74.51
Quarter ended December 31	80.34	74.92	76.76
2011
Quarter ended March 31	76.73	72.67	76.09
Quarter ended June 30	84.57	75.99	84.32
Quarter ended September 30	90.79	82.11	87.82
Quarter ended December 31	100.81	85.83	100.33
2012
Quarter ended March 31	101.74	95.55	98.10
Quarter ended June 30	99.40	86.32	88.53
Quarter ended September 30	93.71	87.15	91.75
Quarter ended December 31	94.09	84.05	88.21
2013
Quarter ended March 31	99.69	89.90	99.69
Quarter ended June 30	103.59	96.42	99.00
Quarter ending September 30 (through September 23, 2013)	101.58	94.36	97.28

* Prices in U.S. dollars as listed on the NYSE.

Microsoft Corporation develops and markets software, services, and hardware devices.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 0-14278.

Quarterly High, Low and Closing Prices of Microsoft Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	31.10	27.72	29.27
Quarter ended June 30	31.39	23.01	23.01
Quarter ended September 30	26.33	23.16	24.49
Quarter ended December 31	28.3	23.91	27.92
2011

	High	Low	Close
Quarter ended March 31	28.83	24.78	25.36
Quarter ended June 30	26.72	23.69	26.00
Quarter ended September 30	28.07	23.98	24.89
Quarter ended December 31	27.31	24.30	25.96
2012
Quarter ended March 31	32.85	26.83	32.25
Quarter ended June 30	32.42	28.45	30.59
Quarter ended September 30	31.46	28.63	29.78
Quarter ended December 31	30.01	26.34	26.73
2013
Quarter ended March 31	28.61	26.46	28.61
Quarter ended June 30	35.67	28.56	34.53
Quarter ending September 30 (through September 23, 2013)	36.25	31.16	32.74

* Prices in U.S. dollars as listed on the NASDAQ Stock Market LLC.

Philip Morris International Inc. is engaged in the manufacture and sale of cigarettes and other tobacco products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-33708.

Quarterly High, Low and Closing Prices of Philip Morris International Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	52.89	45.51	52.16
Quarter ended June 30	52.95	43.17	45.84
Quarter ended September 30	56.32	46.45	56.02
Quarter ended December 31	60.82	55.29	58.53
2011
Quarter ended March 31	65.70	56.02	65.63
Quarter ended June 30	71.75	64.92	66.77
Quarter ended September 30	72.35	62.38	62.38
Quarter ended December 31	79.10	61.76	78.48
2012
Quarter ended March 31	88.61	73.26	88.61
Quarter ended June 30	90.31	81.91	87.26
Quarter ended September 30	93.38	86.67	89.94
Quarter ended December 31	93.74	82.39	83.64
2013
Quarter ended March 31	93.42	85.83	92.71
Quarter ended June 30	96.44	86.50	86.62
Quarter ending September 30 (through September 23, 2013)	90.54	82.95	89.75

* Prices in U.S. dollars as listed on the NYSE.

UnitedHealth Group Incorporated is a health and well-being company.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 0-10864.

Quarterly High, Low and Closing Prices of UnitedHealth Group Incorporated Common Stock*

	High	Low	Close
2010
Quarter ended March 31	35.13	31.48	32.67
Quarter ended June 30	33.41	28.40	28.40
Quarter ended September 30	35.73	27.85	35.11
Quarter ended December 31	38.05	33.95	36.11
2011
Quarter ended March 31	45.40	37.13	45.20
Quarter ended June 30	52.22	43.55	51.58
Quarter ended September 30	53.13	41.85	46.12
Quarter ended December 31	51.35	42.78	50.68
2012
Quarter ended March 31	58.94	50.35	58.94
Quarter ended June 30	60.26	53.99	58.50
Quarter ended September 30	56.35	51.00	55.41
Quarter ended December 31	57.97	51.25	54.24
2013
Quarter ended March 31	57.77	51.40	57.21
Quarter ended June 30	66.09	58.54	65.48
Quarter ending September 30 (through September 23, 2013)	75.18	65.27	71.82

* Prices in U.S. dollars as listed on the NYSE.

Verizon Communications Inc. is a provider of communications, information and entertainment products and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-08606.

Quarterly High, Low and Closing Prices of Verizon Communications Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	31.15	26.51	28.98
Quarter ended June 30	29.40	25.16	26.18
Quarter ended September 30	32.86	26.28	32.59
Quarter ended December 31	35.78	31.90	35.78
2011
Quarter ended March 31	38.54	34.30	38.54
Quarter ended June 30	38.61	35.12	37.23
Quarter ended September 30	37.82	33.12	36.80
Quarter ended December 31	40.12	35.35	40.12
2012
Quarter ended March 31	39.78	37.21	38.23
Quarter ended June 30	44.44	36.80	44.44
Quarter ended September 30	45.89	42.25	45.57
Quarter ended December 31	47.26	41.40	43.27
2013
Quarter ended March 31	49.48	41.51	49.15

	High	Low	Close
Quarter ended June 30	53.91	48.30	50.34
Quarter ending September 30 (through September 23, 2013)	51.49	45.91	48.00

Wal-Mart Stores, Inc. operates retail stores in various formats around the world. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-06991.

.Quarterly High, Low and Closing Prices of Wal-Mart Stores, Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	55.99	52.61	55.60
Quarter ended June 30	55.53	48.07	48.07
Quarter ended September 30	54.08	48.00	53.52
Quarter ended December 31	55.36	53.25	53.93
2011
Quarter ended March 31	57.57	51.37	52.05
Quarter ended June 30	56.06	52.13	53.14
Quarter ended September 30	54.52	48.41	51.90
Quarter ended December 31	59.99	51.96	59.76
2012
Quarter ended March 31	62.48	58.46	61.20
Quarter ended June 30	69.72	57.36	69.72
Quarter ended September 30	75.14	69.35	73.80
Quarter ended December 31	77.15	67.61	68.23
2013
Quarter ended March 31	74.85	68.30	74.83
Quarter ended June 30	79.86	73.03	74.49
Quarter ending September 30 (through September 23, 2013)	78.77	72.38	76.42

* Prices in U.S. dollars as listed on the NYSE.

License Agreement

Standard & Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The trademarks have been licensed to S&P Dow Jones Indices LLC and have been sublicensed for use for certain purposes by The Goldman Sachs Group, Inc. (“Goldman”).  The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Goldman.  Goldman Sachs Bank USA’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices do not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes.  S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  It applies to you only if you hold your notes as a capital asset for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder.  You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. The tax treatment of your notes is uncertain.  The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly will treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Except as otherwise noted below under “Alternative Treatments”, the discussion below assumes that the notes will be so treated.  Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes.  See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.  In addition, capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the holder has a holding period greater than one year.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment obligations for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued proposed regulations under Section 871 of the Code which could ultimately require all or a portion of the coupon payments on the notes made after December 31, 2013 to be treated as a “dividend equivalent” payment that is subject to withholding at a rate of 30% (or a lower rate under an applicable treaty).  While significant aspects of the application of these regulations to the notes are uncertain, we may be required to withhold if any extraordinary dividends are paid on a basket stock during the term of the notes.  We could also require you to make certifications prior to any such coupon payment in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount.  The original issue price for notes purchased by certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such notes to             %.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on September 30, 2013, which is expected to be the second scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression

“2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Variable Coupon Basket-Linked Notes due Goldman, Sachs & Co.

	Page
Summary Information	S-2
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-19
Use of Proceeds	S-30
Hedging	S-30
The Basket	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-40
Employee Retirement Income Security Act	S-43
Supplemental Plan of Distribution	S-44

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-29

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140